EX-99.d.1.i

AMENDMENT NO. 3 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE GROUP GLOBAL & INTERNATIONAL FUNDS and DELAWARE MANAGEMENT COMPANY (the “Investment Manager”), a series of Delaware Management Business Trust, amended as of the 1st day of December, 2015, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Management Fee Schedule (as a
Fund Name	Effective Date	percentage of average daily net assets)
Annual Rate
1.25% on first $500 million
Delaware Emerging Markets Fund	March 16, 2010	1.20% on next $500 million
1.15% on next $1.5 billion
1.10% on assets in excess of $2.5 billion
0.85% on first $500 million
Delaware Focus Global Growth Fund	January 4, 2010	0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
0.85% on first $500 million
Delaware Global Value Fund	January 4, 2010	0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
0.85% on first $500 million
Delaware International Value Equity Fund	January 4, 2010	0.80% on next $500 million
0.75% on next $1.5 billion
0.70% on assets in excess of $2.5 billion
0.95% on first $500 million
Delaware Macquarie Asia Select Fund	December 1, 2015	0.90% on next $500 million
0.85% on next $1.5 billion
0.80% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,		DELAWARE GROUP GLOBAL &
a series of Delaware Management Business Trust		INTERNATIONAL FUNDS

By:	/s/ Daniel Geatens	By:	/s/ Shawn Lytle
Name:	Daniel Geatens	Name:	Shawn Lytle
Title:	Vice President	Title:	President and Chief Executive Officer